105 SELKIRK DR
BELLA VISTA, AR 72715
LOCAL: 479.855.9000
TOLL FREE: 877.855.9004 FAX: 866.909.5369

ASSET SALE & PURCHASE AGREEMENT

1. **PARTIES.** James River Holdings and/or assigns, (hereafter referred to as "Buyer"), whose address is 2847 S. Ingram Mill, Suite B100 Springfield, MO 65804 hereby agrees to buy and 4 State Asphalt & Sealing,LLC. Robert G. Sorensen & Patricia J. Sorensen (hereafter referred to as "Seller") whose address is 19347 Panda Road Neosho, MO 64840 hereby agrees to sell the following:

2. **BUSINESS.** 4 State Asphalt & Sealing,LLC. Whose address is: 118 Front St, Exeter, MO 65647.

3. **AGREEMENT.** This Agreement includes the following: all furniture, fixtures, equipment, inventory, vehicles, trade names, trademarks, logos, websites, telephone numbers, goodwill, and personal property (not specifically excluded from the sale) with exhibits attached hereto and made a part hereof collectively and hereafter referred to as "Assets".

4. **TRANSACTION PRICE.** **$1,000,000** Payable as follows:

a. $25,000 Deposit on the date of this Agreement included in down payment.
b. $975,000 Balance of Payment to be deposited with escrow holder at the settlement (through escrow) in cash or certified funds.
c. **$1,000,000 TOTAL TRANSACTION PRICE.**

5. **DEPOSIT.** Received from the Buyer, the sum of Twenty Five Thousand and No/Hundreds DOLLARS ($25,000.00) in the form of a check. Buyer's deposit check shall be held in an un-cashed form until both parties mutually accept this Agreement. After subsequent mutual acceptance, the following escrow agent shall hold deposit: Gary Wasson, McDonald County Title & Escrow .

6. **ADDITIONAL CONDITIONS.** Additional terms and conditions are attached by addendum and by this reference, incorporated herein.

7. **INVENTORY/FFE/VEHICLES:** Transaction Price includes inventory and FFE in the amount of Six Hundred Eighty-Nine Thousand, Four Hundred Twenty-Five and No/Hundreds DOLLARS ($689,425.00) at Seller's cost and if the actual amount at close of escrow is more or less, the Transaction Price and ☐ down payment note shall be adjusted accordingly and will be subject to consultant's fee. However, in no event shall the inventory, furniture, fixtures, equipment and inventory exceed Seven Hundred and Twenty Five Thousand and No/Hundreds DOLLARS, ($725,000.00) at Seller's cost. Inventory is to be priced, counted and extended by Seller and Buyer.

8. **TAXES AND PRORATIONS.** All sales and/or use taxes on the Furniture, Fixtures and Equipment, if any, shall be paid by Buyer at closing (through escrow). All current taxes, assessments, rents, maintenance fees, interest on any indebtedness assumed, insurance, utilities and other charges attributable to the business/property shall be prorated as of the date of transfer of ownership.

Buyer(s) Initial ____/____ Seller(s) Initial RS P.S.

9. **ESCROW, POSSESSION AND CLOSING.** For the purposes of completing this transaction, escrow shall be opened at the office of McDonald County Title & Escrow 502 Main Street Pineville, MO 64856, and closing shall take place on or before 6:00 pm on Friday November 16, 2012; the parties hereto consent to the extension of this date to accommodate reasonable delays in the transfer of license(s) as provided herein, assignment of leases, lender requirements or other delays that may occur from time to time during the closing process. Buyer and Seller shall share escrow fees, recording & filing fees and out-of-pocket expenses of escrow. Unless specified to the contrary, possession date for the Buyer shall be at settlement.

10. **AGENCY DISCLOSURE.** At the signing of this Agreement, American Business Connections, LLC ("Consultant") represents the Seller. All parties signing this document confirm prior and/or written disclosure of agency was provided to him/her/it in this transaction. Additionally, Buyer acknowledges and agrees that should Buyer require Consultant assistance in obtaining financing, Consultant will not receive remuneration from lending agency.

11. **CONSULTANT'S FEE.** Buyer and Seller acknowledge that Consultant has negotiated this sale and Seller irrevocably authorizes escrow agent to pay the success fee in cash, at close of escrow, to Consultant in a total amount computed according to the signed Consultation and Fee Agreement previously entered into between Consultant and Seller. If default to this Agreement should occur and the Buyer is the defaulting party, then the deposit shall be forfeited by Buyer to Consultant. Consultant may retain the deposit to the amount of its success fee with the balance, if any, to be paid to the Seller according to the above referenced Consultation and Fee Agreement.

12. **GENERAL PROVISIONS.**

a. **As to Buyer:** By signing this Agreement, Buyer hereby acknowledges total reliance on his/her/its own inspection of the business and its assets and representations of the Seller about the prior operating history of the business and all other material facts relating to the Buyer's decision to purchase. Buyer agrees that Buyer is solely responsible for any examination of the Assets of the business and that Consultant will not provide any expertise or guidance to assist the Buyer. Buyer acknowledges that Consultant has not verified, and will not verify, has made no representation concerning verification of the representations of Seller, which the Consultant may have passed on, and should any such representations be untrue, Buyer agrees to look solely to Seller for relief and to indemnify Consultant and hold Consultant harmless in connection with all losses and damages caused Buyer thereby. Buyer acknowledges receipt of a copy of this Agreement and supporting documents.

b. **As to Seller:** Seller acknowledges that Consultant has made no representations concerning the credit-worthiness or ability of the Buyer to complete this transaction, and relies solely on Buyer's representations and not Consultant with respect thereto. Seller further acknowledges that Consultant has made no representations regarding the business ability of Buyer and relies solely on representations of the Buyer. Seller acknowledges receipt of a copy of this Agreement and supporting documents.

13. **BUYER WARRANTIES.** Buyer hereby represents and warrants to Seller as follows:

a. That the financial statements and supporting schedules, which shall be provided to Seller, are a true and correct statement for the financial condition of Buyer on the date said statement is submitted.

Buyer(s) Initial ______ / ______ Seller(s) Initial RS / PS

b. That Buyer has the full power and authority to execute this Agreement and will, at or by closing, execute all documents necessary to complete the transaction contemplated by this Agreement. This Agreement, therefore, is validly authorized, executed and delivered by the Buyer.

c. In the event the Buyer is a corporation, LLC or is an individual Buyer that elects to take title in the name of a corporation or LLC, then the individual(s) signing this Agreement, as the designated corporate officer or manager, shall furnish escrow holder with the proper documentation, authorizing the purchase by the corporation or LLC under the terms and conditions as specified herein, which resolution shall also designate the corporate officer authorized to execute all documents as called for herein. The individual(s) executing this Agreement agrees to remain personally responsible for all conditions of the Agreement referenced herein, including signing individually and as the designated corporate officer, the promissory note and all other documents required to be executed contemporaneously with the closing of the transaction.

d. Inspection of the furniture, fixtures, equipment, inventory, leasehold improvements and other assets and has relied on his/her/its own personal examination and not upon any representation by Consultant or Consultant's agents.

14. **SELLER WARRANTIES.** Seller hereby represents and warrants to Buyer as follows:

a. That Seller has the full power and authority to execute this Agreement and, at closing, to execute all documents necessary to complete the transaction contemplated by this Agreement. This Agreement is validly authorized, executed and delivered by the Seller. If Seller is incorporated, Seller duly exists under the laws of the State of Missouri and Seller's execution does not constitute a violation of its articles of incorporation, or other instrument to which Seller is bound, and Seller has duly executed all the necessary corporate action to validate this agreement.

b. That the financial statement and any other financial records which Seller has provided to Buyer are true and correct and fairly represent the financial position of Seller as of the dates thereof; and there have been no undisclosed material changes in Seller's financial position since the dates thereof; Seller has filed all required tax returns, paid all taxes required to be paid relating to Seller's business assets.

c. Until such time as the Buyer takes possession of the business, Seller will continue to conduct business as he/she/it is presently conducting same, will maintain the business premises, equipment and assets included in this sale in good working order; will not take any action, make any sales, loans, or liquidations outside the ordinary course of business; will not alter any business practices; change business hours from hours presently operating; or enter any unusual transactions that are likely to affect the value of the business, the financial position of the Buyer or the business, itself, upon transfer of the business. Until closing, Seller and its employees shall use their best efforts to maintain favorable relationships with all existing customers or clients.

d. Except as specifically set forth herein, at closing, Seller will deliver good, clear and marketable title to the business or business assets being sold other than the security interest which may be created pursuant to this transaction; and that Seller has disclosed all liabilities of any kind to the Buyer and expressly agrees to hold Buyer free and harmless from any such liabilities. At the time physical possession is delivered to Buyer, all equipment will be in working order, that the premises is in compliance with all governmental regulations and will pass all governmental regulatory inspections necessary to conduct such business.

Buyer(s) Initial ____/______ Seller(s) Initial RS / P.S.

e. To the best of Seller's knowledge, there is no action, litigation or proceeding of any type, pending or threatened against the business or its assets before any federal, state, municipal department, commission, board, agency or instrumentality that would materially affect the ability of the Buyer to conduct the business.

f. As part of the consideration herein paid, the Seller covenants to the Buyer to enter into a separate non-compete agreement stipulating that Seller will not engage, either directly or indirectly, in this, or similar, type of business within a radius of 500 miles from subject premises for a term of 5 years from date of Buyer's possession. Further, Seller agrees to induce the manager of the business, his son, Rob Sorenson, to execute an identical non-compete agreement. Seller recognizes that this agreement not to compete is a material inducement to the Buyer concerning the purchase of this business.

g. After the close of escrow, as part of the Transaction Price, and without additional compensation, Seller or Seller's representative agrees to remain with Buyer to assist in training Buyer in the day-to-day operation of the business a sufficient length of time to enable the Buyer to become acquainted with the business. Seller agrees to assist Buyer through an initial transition period of 90 days, providing up to twenty hours weekly of training and instruction to ensure successful transition of the business. Throughout months four through twelve (4-12) of new ownership Seller agrees to meet with Buyer biweekly for a period not to exceed 3 hours to further train, instruct and guide Buyer to assure the highest probability of ongoing success to the business. Seller will submit to Buyer a list of suppliers, customer accounts, records, and copies of any other documents pertinent to the operation of the business; and instruct the Buyer as to the manner of ordering supplies, dealing with said suppliers and customers and assist the Buyer in learning the operation of the business. Seller recognizes that the agreement to provide post-closing assistance to the Buyer is a material inducement to the Buyer concerning the purchase of the business.

h. In the event this offer involves the transfer of Seller's leasehold interest, Seller hereby guarantees to deliver to Buyer a valid lease assignment, sublease or new lease, which has a total rent not to exceed N/A per month for N/A months; with additional terms of: NA____.

15. **ALL PARTIES TO THIS CONTRACT.** Escrow holder is authorized to perform as Escrow Agent and draw the necessary escrow instructions and all other documents necessary to consummate this transaction, which the parties herein agree to execute. When applicable, Buyer agrees to execute a promissory note, earn-out agreement and/or security agreement and Seller agrees to execute a bill of sale for the list of assets. Failure to deposit all monies and failure of either party to execute documents required by this Agreement by the closing date set forth herein shall constitute a default of this Agreement. The defaulting party shall forfeit or pay such moneys as are provided for elsewhere in this Agreement.

16. **ENTIRE AGREEMENT.** This document and any exhibits and/or addenda attached hereto and signed by the parties together with the Consultation and Fee Agreement between the Consultant and Seller and the Confidentiality Disclosure Agreement between the Consultant and Buyer constitutes the entire Agreement; there are no oral agreements, understandings or representations being relied upon by the parties; any modifications, supplements, amendments or terminations must be in writing and signed by all parties to this Agreement and; should there be any conflict between the provisions of this Agreement and any escrow instructions executed pursuant hereto, the provisions of this Agreement shall control. This Agreement may not be assigned without the prior written consent of all parties. Seller and Buyer agree that the representations and warranties contained in this Agreement shall survive the close of escrow. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. In the event any litigation is instituted to collect any sum due to enforce or interpret any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover from the other their reasonable fees for attorneys and court costs, including appeals as determined by the court in action or suit.

Buyer(s) Initial ____/______ Seller(s) Initial RS / P.S.

17. **VENUE.** The venues for any litigation arising from this contract shall be the Missouri Circuit Court of Greene County in the State of Missouri or the United States Court for the Western District of Missouri located in Springfield, Missouri.

18. **SEVERABILITY.** In the event any part of this Agreement is determined to be unenforceable, such determination shall not have any effect on any other portion of the Agreement which shall remain.

19. **WITHDRAWAL OF OFFER TO PURCHASE.** This is an offer on the part of the Buyer and if the Seller does not respond in the affirmative prior to 6:00 PM on Friday, November 2, 2012, the Buyer shall revoke this offer and the Consultant will return the deposit to the Buyer.

20. **DEFAULT.** It is understood and agreed that Buyer and/or Seller shall execute at closing, a promissory note, security agreement, non-compete agreement, and an assignment and assumption of lease for the subject premises. A breach or default under said documents shall be a breach or default of all. In the event that Buyer is in default of any of the terms, conditions, covenants or obligations to be performed of said instruments or under the underlying Lease, said default shall constitute a default under all of said instruments. In such event, Seller is authorized, at its sole option, to exercise any and all remedies available to it at law or at equity, as well as by the terms of any or all of said instruments or the Lease.

IF ANY PARTY TO THIS CONTRACT DOES NOT UNDERSTAND ANY PART OR THE ENTIRE CONTRACT SEEK LEGAL COUNSEL PRIOR TO SIGNING. I/WE HAVE READ AND UNDERSTOOD, AND HEREBY AGREE TO THE ABOVE TERMS AND PROVISIONS OF THIS AGREEMENT AND ANY ADDENDA HERETO, I/WE UNDERSTAND THAT THIS IS A LEGAL AND BINDING CONTRACT AND I/WE HEREBY ACKNOWLEDGE THAT I/WE HAVE RECEIVED A COPY OF THIS CONTRACT. ALSO, I/WE REPRESENT AND WARRANT THAT I/WE HAVE THE AUTHORITY TO EXECUTE THIS CONTRACT ON BEHALF OF ALL THE OWNERS/PARTNERS/SHAREHOLDERS OF THE COMPANY AND HEREBY PERSONALLY AND INDIVIDUALLY GUARANTEE PERFORMANCE OF ALL CONDITIONS OF THIS CONTRACT, INCLUDING ANY EXTENSION THEREOF.

SIGNATURES:

Robert Sorensen

Seller: Robert G. Sorensen
Company: 4 State Asphalt & Sealing,LLC
Title: Member
Date: November 6, 2012

Robert Sorensen

Seller: Robert G. Sorensen (Individually)
Date: November 6, 2012

Buyer: J. Barry Watts
Company: James River Holdings and/or assigns
Title: Chief Executive Officer
Date: November 6, 2012

Patricia J. Sorensen

Seller: Patricia J. Sorensen
Company: 4 State Asphalt & Sealing,LLC
Title: Member
Date: November 6, 2012

Patricia J. Sorensen

Seller: Patricia J. Sorensen (Individually)
Date: November 6, 2012

105 SELKIRK DR
BELLA VISTA, AR 72715
LOCAL: 479.855.9000
TOLL FREE: 877.855.9004 FAX: 866.909.5369

ADDENDUM #1

This Addendum is attached to the Asset Sale and Purchase Agreement dated 11/02/2012 between James River Holdings and/or assigns, (hereinafter called "Buyer") and 4 State Asphalt & Sealing,LLC, Robert G. Sorensen & Patricia J. Sorensen (hereinafter called "Seller") and shall by this reference become an integral part thereof.

21. **SELLER FINANCING.** Offer is contingent upon Buyer obtaining a combination of Small Business Administration and Seller financing. Should Buyer not be able to obtain financing, earnest money will be returned to Buyer.

22. **SELLER FINANCING & SUITABILITY.** This offer is contingent upon Seller's approval of Buyer's financial statement and credit report. Failure of Buyer to deliver his financial statement and credit report to the Seller and/or agent herein within three (3) business days from mutual acceptance of this offer shall render this Agreement null and void and earnest money Deposit shall be returned to Buyer. If Seller does **NOT** notify, in writing, his disapproval of subject financial statement within six (6) business days of mutual acceptance of this agreement, it shall be deemed that Seller has approved said statement and this Agreement shall continue in its full force and effect. Seller acknowledges that neither Consultant nor its agents have knowledge of the accuracy of the financial statement or credit report, which Buyer shall supply.

23. **REAL PROPERTY.** This offer is contingent upon obtaining a suitable lease for real property. In the event real property is purchased, this offer is contingent upon obtaining an agreement between Buyer and Seller on the value of real property based upon a current certified real estate appraisal. The Total Transaction Price will be adjusted accordingly to accommodate the purchase of real property.

24. **SECURITY AGREEMENT.** If this agreement involves Seller financing, at the close of this sale Buyer and Seller shall enter into and execute a Security Agreement giving Seller a lien against all of the tangible and intangible assets included in this sale until the Promissory Note owed to Seller have been paid in full. This Security Agreement shall be subject to any existing liens described herein, if any, and be subordinate to any other institutional financing used in the purchase of the business, if any.

25. **ENTITY CHANGES.** Buyer may desire to take title to the assets in the name of any entity of the Buyer's choosing including 4-States Asphalt and Sealing, LLC in which case Seller agrees to assist Buyer by winding up and dissolving the current LLC so that Buyer can establish a new LLC by the same name.

26. **EMPLOYEE AGREEMENTS & COMPENSATION.** Seller agrees that vacation time, bonuses, earned but not paid commissions due employees will be paid or prorated at time of closing.

Buyer(s) Initial ____/____ Seller(s) Initial RG / P.S.

27. **LAND USE & ZONING.** Seller will make available all existing town and state land use permits and zoning permits that may be in Seller's possession.

28. **SPECIFIC LICENSE**. Offer is contingent upon Buyer obtaining all federal, state and local licenses specifically:

29. **APPROVAL OF BOOKS AND RECORDS**. Offer is contingent upon the review and approval of the Seller's books and records by the Buyer within ten (10) calendar days of mutual acceptance of this offer. Seller covenants to make said financial records available to Buyer for inspection during the due diligence period.

30. **APPROVAL OF FURNITURE, FIXTURES & EQUIPMENT**. This offer is contingent upon the Buyers independent review, inspection and satisfactory condition of all Assets (attached as Exhibit A).

31. **INTRODUCTION TO CUSTOMERS.** Seller agrees to personally introduce Buyers to all customers who comprise greater than 10% of sales volume in the preceding 24 months and to do so in a manner sufficient to assure Buyer of highest probability of retaining those customers.

32. **ITEMS OUTSIDE OF ESCROW.** All transfers of service related accounts such as telephones, utilities, advertising contracts, vehicle registrations, etc. will be handled outside of escrow prior to closing the cutoff of date to coincide with closing. Any deposits made for the benefit of the business prior to this agreement is the property of the Seller and are not included as part of this transaction.

33. **RIGHT OF OFFSET.** If this purchase involves Seller financing, it is understood and agreed that Buyer expects to receive possession and control of the Business free and clear of any debts and encumbrances except as set forth in this agreement. If after the closing of the sale, Buyer shall become aware of any debts against the Business not disclosed by Seller in writing and which have been previously agreed to, and said debt might adversely affect the goodwill and operation the Business being transferred hereunder, Buyer shall promptly notify Seller in writing of such claim. In the event Seller has not paid such valid claim within ten (10) days following receipt of such notice from Buyer or cannot reasonably prove to Buyer that this debt has been satisfied, then Buyer may pay such claim and shall receive full credit against the balance owed to Seller on the Promissory Note.

34. **BACKUP OFFERS.** Upon Seller(s) acceptance of this offer to purchase, Seller may review backup offers to purchase, but may not accept any other offer until this purchase agreement is no longer in force.

35. **ENVIRONMENTAL ISSUES.** Seller and Buyer shall execute an agreement as to the condition of environmental issues. Seller shall be held liable for any environmental cleanup, if any that currently exists.

36. **WORK IN PROCESS**. Seller will furnish an up to date accounting of all work in process on the closing date of the transaction, setting forth therein all time and materials, at Seller's cost, to the date of closing. Purchaser shall complete all jobs not finished on the date of closing and will invoice the customer for the completed job. Within ten (10) days of receipt of payment from each customer, Purchaser will pay to Seller its time and material costs with respect to all accounts received which were in process at the closing date.

Buyer(s) Initial ______/______ Seller(s) Initial RS ____/ P.S.

37. **INDEMNITY OF SELLER'S CUSTOMER WARRANTY**. Buyer And Seller agree to enter into a separate agreement that will include but not limited to the following: Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, demands, other losses or other expenses, including reasonable attorney's fees, arising out of any warranty claims or demands as a result of Seller's work performed prior to the close of escrow. After inspection of claim, if Seller and Buyer agree that claim is valid Seller agrees to pay the claim or pay Purchaser to warranty and repair the claim to which the foregoing indemnity relates. By mutual consent Seller and Purchaser may by written agreement apply cost of repair against the next payment or payments falling due or reduce the Seller's note created under this agreement by the amount of the repair.

38. **BINDING ARBITRATION**. Any dispute arising out of or relating to the interpretation, enforcement or application of this agreement, which cannot be settled, by agreement of the parties shall be resolved through final and binding arbitration. Such arbitration shall be conducted upon prompt request of either party. If the parties cannot agree upon a mutually acceptable arbitrator, arbitration shall be conducted in accordance with the laws of the state of Missouri.

39. **STAFF SHARING.** Buyer agrees that from the date of closing and for a period of 90 days Buyer and Seller shall split the personnel cost of all existing staff.

40. **ACCOUNTS PAYABLE & RECEIVABLE.** Seller agrees that accounts receivable of $111,673 shall be included in the transaction and that accounts payable of $50,300 shall be included in the transaction.

41. **CONSULTANT AGREEMENT.** Buyer and Seller agree to enter into a separate consulting agreement. agrees to retain seller on a consulting agreement with compensation equal to five percent of paid sales paid monthly.

42. **ALLOCATION OF ASSETS.** The Transaction Price of $1,000,000 will be allocated as follows and if blank, Buyer and Seller agree to mutually determine the amounts in escrow. Each of the parties hereto agrees to take no position on or with respect to any tax return, report or filing inconsistent with such allocation.

Inventory
Furniture, Fixtures & Equipment
Land & Building (Real Property)
Leasehold Improvements
Non-Compete Agreement
Business Trade Name
Goodwill
Franchise License
Customer/Client Account List

Buyer(s) Initial ____/____ Seller(s) Initial RS / P.S.